Exhibit 23.1

INDEPENDENT AUDITOR’S CONSENT

To the Board of Directors

Pacific Capital Bancorp:

We consent to incorporation by reference in the Registration Statement (No. 33-40220) on Form S-8 of Pacific Capital Bancorp of our report dated May 26, 2005 relating to the statements of net assets available for benefits of Pacific Capital Bancorp Incentive and Investment and Salary Savings Plan as of December 31, 2004 and 2003, and the related statements of changes in net assets available for benefits for the years ended December 31, 2004 annual report on Form 11-K of Pacific Capital Bancorp Incentive and Investment and Salary Savings Plan.

Glendale California

May 26, 2005